Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-173530

October 6, 2011

TERM SHEET

PUBLIC SERVICE COMPANY OF NEW MEXICO

5.35% SENIOR UNSECURED NOTES DUE 2021

Issuer:	Public Service Company of New Mexico
Ratings* (Moody’s/S&P):	Baa3 (stable outlook)/BBB- (positive outlook)
Principal Amount:	$160,000,000
Security Type:	Senior Unsecured Notes
Legal Format:	SEC Registered
Trade Date:	October 6, 2011
Settlement Date:	October 12, 2011
Maturity Date:	October 1, 2021
Issue Price:	99.857% of principal amount
Coupon:	5.35%
Benchmark Treasury:	UST 2.125% due August 15, 2021
Benchmark Treasury Yield:	1.969%
Spread to Benchmark Treasury:	+340 basis points
Re-offer Yield:	5.369%
Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on April 1, 2012
Redemption Provisions:
Make-whole call:	Until July 1, 2021, at a make-whole premium using a discount rate of Treasury Rate plus 50 basis points.
Par call:	On or after July 1, 2021, at par
Denominations:	$1,000 and integral multiples thereof
CUSIP:	744542AB7
ISIN:	US744542AB70
Joint Bookrunners:	J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Joint Lead Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or from Mitsubishi UFJ Securities (USA), Inc. by calling toll free at 1-877-649-6848.

*	Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.